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FOR IMMEDIATE RELEASE
Wednesday, December 19, 2001

Contact:
Rafael Valladares
Chief Financial Officer
Tel. (787) 771-6800 ext. 6175


                          ORIENTAL RAISES $35 MILLION
         Trust Preferred Securities provide lower interest expense than other local issues

San Juan, Puerto Rico - Jose E. Fernandez, President and Chief Executive Officer of Oriental Financial Group Inc. (NYSE:OFG), announced that the Group raised
$35 million for general capital purposes through the issuance of trust preferred securities (TPS) by a wholly-owned business trust subsidiary.

"We have accessed significant resources with a minimal cost and effort by using Trust Preferred Securities," stated Fernandez. "These securities are a low-cost form of regulatory (Tier 1) capital. The initial coupon rate is 5.60%, much lower than rates seen in other issues sold by peer institutions in Puerto Rico in recent years." The TPS issued by Oriental have a 30-year maturity, pay a floating interest rate, and are callable at par after five years.

In explaining how this type of arrangement functions, Fernandez said, "Oriental and various financial institutions issue securities to an offshore pooling vehicle, which in turn sells its own securities to private market investors."

Fernandez added that, "issuing these securities took less than 60 days from the start of the process to the date we received the funds, with a significant reduction in documentation and time when compared to underwritten public issues of preferred stock." The closing date for the TPS was December 18, 2001.

The TPS have not been registered under the Securities Act of 1933, the Puerto Rico Uniform Securities Act, or any state "blue-sky" securities law, and have been offered outside the United States pursuant to certain exemptions from the registration requirements of said laws. The TPS cannot be offered or sold in the United States and Puerto Rico unless they are subsequently registered under such laws or unless applicable exemptions from registration are available.

ABOUT ORIENTAL FINANCIAL GROUP

Oriental Financial Group Inc. is a financial holding company that provides diversified financial services to clients throughout Puerto Rico. The Group's core businesses are financial planning, trust, money management, insurance and investment brokerage services, as well as a full range of consumer, commercial and mortgage banking products through 20 financial centers. The Group is a well-capitalized institution that operates within U.S. banking laws and regulations. MORE INFORMATION ON THE GROUP CAN BE FOUND AT WWW.ORIENTALONLINE.COM.